EXHIBIT 99.1
                                                                    ------------
FOR IMMEDIATE RELEASE



CONTACTS:
Nu Skin Asia Pacific                                 Financial Relations Board
Joseph Ogden (media)                                 Lynne Farris (general info)
(801) 345-2107 or 376-5422                           Lynn Chaffier (investors)
                                                     (415) 986-1591
Charles Allen (investors)
(801) 345-6110


                NU SKIN ASIA PACIFIC ANNOUNCES INTENT TO ACQUIRE
                      CORE ASSETS OF NU SKIN INTERNATIONAL

                Nu Skin Asia Pacific Realigns Corporate Structure for International Expansion and Becomes Nu Skin Enterprises


PROVO, UTAH -- Jan. 23, 1998 -- Nu Skin Asia Pacific, Inc. (NYSE: NUS) today announced it has reached an agreement in principle to acquire the core assets of its private affiliate, Nu Skin International, Inc. (NSI), for approximately $180 million in assumed liabilities and $70 million in preferred stock that will convert to common stock upon stockholder approval. In addition, contingent on meeting specific earnings growth benchmarks, the company will pay up to $25 million in cash per year over four years to the selling stockholders.
     Key assets being acquired by Nu Skin Asia Pacific (NSAP) include: ownership of rights to the worldwide Nu Skin distributor network; ownership of all Nu Skin product formulas and trademarks; ongoing operations in Europe, Australia and New Zealand; and the rights to future markets worldwide including India, Russia, and Brazil, the fourth largest direct selling market in the world. While the acquisition excludes privately held Nu Skin operations in North America, the consolidated public company will license distribution rights and supply products to Nu Skin affiliates in this region.
     "The acquisition of NSI's core assets is a redefining event for our public company," stated Steven J. Lund, NSAP president and chief executive officer. "We're taking a leap forward in our long-range plan to become the world's leading direct selling company. This

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Nu Skin Asia Pacific
Jan. 23, 1998
Page 2

acquisition augments and diversifies our earnings base and puts us in a strong position to accomplish our long-term objectives, thus increasing stockholder value." Mr. Lund added, "The public company will now own and control product development, marketing, and distribution functions, creating a vertically integrated, consumer products company and eliminating many complex intercompany relationships."
     "By acquiring our primary supplier and worldwide distribution rights, the transaction not only increases our earnings but will give us the opportunity to benefit from existing and future Nu Skin businesses in other parts of the world," stated Corey Lindley, chief financial officer. "Although it is difficult to predict the exact financial effect of the acquisition on the company going forward, if we had completed this transaction at the beginning of 1997, revenues would have increased by nearly 10 percent during the year, with earnings per share increasing by approximately 15 to 20 percent."
     "The acquisition will increase the number of markets in which NSAP currently operates -- from five Asian markets to 17 markets around the world -- and will add several significant additional markets for future expansion," stated Renn Patch, chief operating officer. "Nu Skin's developing European operations are relatively small, but provide healthy growth prospects for the future." NSI currently has operations in the United Kingdom, France, Belgium, the Netherlands, Germany, Austria, Italy, Spain, Portugal, Ireland, as well as Australia and New Zealand.
     Mr. Patch continued, "Because of strategic initiatives unique to Nu Skin's North American operations, management felt it was not appropriate at this time to acquire these operations." The transaction is subject to completion of definitive documentation, receipt of a fairness opinion from an independent financial advisor, regulatory and final board approval, and is currently expected to close before March 31, 1998. Upon completion of the transaction, the companies will be renamed. The public company, NSAP, will be renamed Nu Skin Enterprises, Inc. The private U.S. operations will be named Nu Skin USA, Inc.
     Merrill Lynch & Co. serves as NSAP's financial advisor in this transaction. A special committee comprised of the independent members of NSAP's Board of Directors was formed to evaluate the transaction for NSAP.

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Nu Skin Asia Pacific
Jan. 23, 1998
Page 3


The Company
     The Nu Skin companies comprise one of the largest network marketing organizations in the world. Nu Skin's premium quality personal care and nutritional products are created specifically for person-to-person distribution. Using unique formulas that contain only beneficial ingredients, the company seeks to combine the latest in scientific knowledge with the best nature has to offer.
     Upon completion of the acquisition, Nu Skin Enterprises, Inc. and its subsidiaries will own and distribute Nu Skin products in 17 markets worldwide. The company will also hold the rights to all future Nu Skin markets. Nu Skin Asia Pacific, to be renamed Nu Skin Enterprises, is traded on the New York Stock Exchange under the symbol "NUS".

Please note: This news release contains forward-looking statements that involve risks and uncertainties associated with, but not limited to, the following: negotiation of the final terms of the NSI acquisition, unforeseen delays with the transaction including those resulting from obtaining necessary foreign and domestic government approvals, the integration of management and employees within the public company, the addition of 12 new markets, the prospects for business growth in markets being acquired, currency fluctuations relative to the U.S. dollar, adverse economic and business conditions in the company's markets, management of the company's growth, circumstances that may prevent the company from expanding its operations into new markets, factors that may alter the anticipated impact of the transaction, economic and other conditions that affect the price of the company's publicly traded stock thus impacting stockholder values, and dependence on independent distributors. Actual results and outcomes may differ materially from those discussed or anticipated. A detailed discussion of certain associated risks can be found in documents filed with the Securities and Exchange Commission, including the company's most recent Form 10-K and Form 10-Q.
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